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Exhibit 12.1

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

	Six Months Ended June 30, 2008		Year Ended December 31,
(Dollars in thousands)			2007		2006		2005		2004		2003
Earnings(1):
Income before income tax expense	$114,414		$372,518		$357,108		$380,410		$384,476		$327,783
Fixed charges	197,523		430,134		360,708		225,524		140,545		169,177
Other adjustments(2)	(272)		(862)		(1,054)		(1,072)		(1,123)		(958)

Total earnings (a)	$311,665		$801,790		$716,762		$604,862		$523,898		$496,002

Fixed charges(1):
Interest on deposits	$85,682		$230,625		$195,324		$97,406		$42,581		$56,795
Interest on borrowings	105,525		187,221		153,284		116,926		88,337		103,579
Interest portion of rental expense(3)	5,983		11,323		10,959		10,059		8,468		7,828
Other adjustments(4)	333		965		1,141		1,133		1,159		975

Total fixed charges (b)	$197,523		$430,134		$360,708		$225,524		$140,545		$169,177

Ratio of earnings to fixed charges (a/b)	1.58	x	1.86	x	1.99	x	2.68	x	3.73	x	2.93	x
Earnings, excluding interest on deposits:
Total earnings	$311,665		$801,790		$716,762		$604,862		$523,898		$496,002
Less interest on deposits	85,682		230,625		195,324		97,406		42,581		56,795

Total earnings excluding interest on deposits (c)	$225,983		$571,165		$521,438		$507,456		$481,317		$439,207

Fixed charges, excluding interest on deposits:
Total fixed charges	$197,523		$430,134		$360,708		$225,524		$140,545		$169,177
Less interest on deposits	85,682		230,625		195,324		97,406		42,581		56,795

Total fixed charges, excluding interest on deposits (d)	$111,841		$199,509		$165,384		$128,118		$97,964		$112,382

Ratio of earnings to fixed charges, excluding interest on deposits (c/d)(5)	2.02	x	2.86	x	3.15	x	3.96	x	4.91	x	3.91	x

(1)
As defined in Item 503 (d) of Regulation S-K

(2)
For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest and subtracting interest capitalized.

(3)
The appropriate portion of rental expense (generally one-third) deemed representative of the interest factor.

(4)
For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs.

(5)
The ratio of earning to fixed charges, excluding interest on deposits, is being provided as an additional measure to provide comparability to the ratios disclosed by all other issuers of debt securities.

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  Exhibit 12.1
CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES